UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PeopleSupport, Inc.

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PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
(310) 824-6200

April 30, 2007
Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 A.M., Pacific Time, on Wednesday, May 30, 2007, at The Westwood on Wilshire located at 10740 Wilshire Boulevard, Los Angeles, California 90024.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

We have also enclosed a copy of our 2006 Annual Report.

We look forward to seeing you at the meeting.

Sincerely,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

PeopleSupport, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, May 30, 2007

To our Stockholders:

PeopleSupport, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 A.M., Pacific Time, on Wednesday, May 30, 2007, at The Westwood on Wilshire located at 10740 Wilshire Boulevard, Los Angeles, California 90024.

We are holding this meeting:

•	to elect three Class III directors to serve until the 2010 Annual Meeting and until their successors are duly elected and qualified;

•	to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 18, 2007, are entitled to notice of and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1100 Glendon Avenue, Suite 1250, Los Angeles, California, 90024.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we ask that you promptly vote by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary
Los Angeles, California
April 30, 2007

PeopleSupport, Inc.

PROXY STATEMENT

Information Concerning Voting And Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of PeopleSupport, Inc., a Delaware corporation (“PeopleSupport,” the “Company,” “we,” “our” or “us”), of proxies to be used at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Westwood on Wilshire located at 10740 Wilshire Boulevard, Los Angeles, California 90024, at 10:00 A.M., Pacific Time, on Wednesday, May 30, 2007, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 30, 2007.

Appointment of Proxy Holders

The Board of Directors asks you to appoint Lance Rosenzweig, President and Chief Executive Officer, and Caroline Rook, Chief Financial Officer, as your proxy holders to vote your shares at the 2007 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 18, 2007, the record date for the Annual Meeting, can vote at the Annual Meeting (“stockholders of record”). As of the close of business on April 18, 2007, we had 23,535,954 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 18, 2007. There is no cumulative voting. If you are a stockholder of record on April 18, 2007, you (or your duly appointed proxy holder) are entitled to attend the meeting. We have adopted procedures to ensure that our stockholders can check in efficiently when entering the meeting.

If you are a stockholder of record (or a stockholder of record’s duly appointed proxy) and you do not have an admittance card with you at the meeting, you will be admitted upon verification of ownership at the stockholder’s registration desk. The admission ticket is located on the lower portion of your proxy card.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy card provided to you.

Voting by Mail.  You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting.  You may attend the Annual Meeting and vote in person. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting. If you decide to attend in person and vote, your vote at the meeting will supersede your prior vote by mail. The Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy from the bank or broker to be able to vote at the Annual Meeting.

Street Name Stockholders.  Persons who own stock through brokers, trustees, plans or in “street name” and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on April 18, 2007 can obtain admittance cards only at the stockholder’s registration desk by presenting evidence of common stock ownership. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement that includes the record date, along with proper identification.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class III directors and FOR the ratification of the appointment of the independent registered public accounting firm.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to PeopleSupport’s Secretary prior to the Annual Meeting; or

•	by submitting a substitute proxy of a later date that is properly executed on or before the time of the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the nominee or nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 18, 2007, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. As of the close of business on April 18, 2007, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 23,554,151 shares of common stock issued and outstanding.

Abstentions and Broker Non-Votes

If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter from which you abstained. Consequently, your abstention will have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

PeopleSupport will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to non-objecting beneficial owners of our common stock.

IMPORTANT

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1:
Election of Directors

Directors and Nominees

Our Amended and Restated Certificate of Incorporation provides that the number of members on our Board of Directors will be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. We currently have authorized seven directors. Our Board of Directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Joe Rose and Frank Perna, and their terms will expire at the Annual Meeting to be held in 2008. They are therefore not up for election at the current Annual Meeting.

•	Our Class II directors are Adam Berger and George Ellis, and their terms will expire at the Annual Meeting to be held in 2009. They are therefore not up for election at the current Annual Meeting.

•	Our Class III directors are C. Larry Bradford, Michael Edell and Lance Rosenzweig, and their terms will expire at the Annual Meeting to be held on May 30, 2007. Messrs. Bradford, Edell and Rosenzweig are standing for re-election at the current Annual Meeting.

Messrs. Bradford, Edell and Rosenzweig, have been nominated for election at the Annual Meeting to serve until the Annual Meeting to be held in 2010 and until their respective successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.

Messrs. Bradford, Edell and Rosenzweig, the Board of Directors’ nominees who are standing for election, were selected by the Nominating and Corporate Governance Committee. Certain biographical information about Messrs. Bradford, Edell and Rosenzweig and the process for selecting them are set forth below.

There are no family relationships among any of our directors or executive officers.

Biographical Information of the Director Nominees

C. Larry Bradford has served as one of our directors since May 1999. Prior to his retirement, from November 1992 to November 1994, Mr. Bradford was Vice President of Sales and Marketing for Jefferson Smurfit Group, a multinational packaging company. From February 1991 to October 1992, Mr. Bradford served as Vice President of the Container Division at Jefferson Smurfit and, from January 1983 to January 1991, he was Vice President of the Folding Carton and Boxboard Mill Division. Prior to joining Jefferson Smurfit, Mr. Bradford was a Vice President at Potlatch Corporation, a forest products company. Mr. Bradford is currently co-owner of a chain of 11 Great Clips franchised hair salons located throughout central Illinois. Mr. Bradford has a Bachelors of Science degree from St. Louis University with an emphasis in Electrical Engineering and served as a Lieutenant in the Air Force National Guard.

Michael Edell has served as one of our directors since June 2002. Mr. Edell is currently the Managing Partner of GroundWork Equity LLC, a firm that provides strategic planning and investment capital to the high technology industry. Mr. Edell is also the Founder of Warehouse Auction Centers, Inc., a privately held online e-commerce site for collectible items, and is General Partner of Warp Nine Partners, LLC, a real estate partnership. Mr. Edell also serves on the board of Altametrics, Inc., a privately held provider of hosted enterprise solutions to the restaurant industry in addition to the advisory boards of other high technology companies. From September 1983 to February 2003, Mr. Edell was the President and Chief Executive Officer of eLabor.com, a privately held technology company that developed workforce management software. Mr. Edell spun off the project management division of eLabor, which was acquired by Microsoft Corporation in 2002 and then sold the company to ADP in 2003.

Lance Rosenzweig, one of our founders, has served as our Chairman of the Board of Directors since our inception in 1998. He has also served as our Chief Executive Officer since March 2002. Prior to joining us, from 1993 to 1997, Mr. Rosenzweig was a founder, Chairman and President of Newcastle Group, a privately held plastics manufacturing company. In 1993, Mr. Rosenzweig was a founder of Unisite, a privately held wireless cell site management company, which was acquired by American Tower in 2000 for over $200 million. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, an Australian investment banking firm, and a corporate planning manager of Jefferson Smurfit Corp., a multinational packaging company. Mr. Rosenzweig has 19 years of executive leadership experience with start-up and established companies. Mr. Rosenzweig has an M.B.A. in marketing, finance and information technology from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Industrial Engineering, with Tau Beta Pi honors, from Northwestern University.

Vote Required

The three nominees for Class III directors receiving the highest number of affirmative votes will be elected as Class III directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominee.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class III directors of PeopleSupport.

Executive Officers and Directors

The following table shows information about our executive officers and directors:

Name	Age	Position(s)

Lance Rosenzweig	44	President, Chief Executive Officer, Chairman of the Board and Secretary
Caroline Rook	49	Chief Financial Officer
Rainerio Borja	45	President of PeopleSupport (Philippines), Inc. and Vice President of Global Operations
George Hines	34	Chief Information Officer
Richard Bledsoe	50	Senior Vice President and General Manager, Business Solutions
Joseph Duryea	44	Vice President, Sales
Timothy Miller	37	Vice President, Service Delivery
Jennifer Sherry	35	Vice President, Global Human Resources
Adam Berger(2)(3)	43	Director
C. Larry Bradford(1)(3)	70	Director
Michael Edell(1)(2)	44	Director
George Ellis(1)	58	Director
Frank Perna(2)	69	Director
Joe Rose(3)	56	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Lance Rosenzweig, one of our founders, has served as our Chairman of the Board of Directors since our inception in 1998. He has also served as our Chief Executive Officer since March 2002. Prior to joining us, from 1993 to 1997, Mr. Rosenzweig was a founder, Chairman and President of Newcastle Group, a privately held plastics manufacturing company. In 1993, Mr. Rosenzweig was a founder of Unisite, a privately held wireless cell site management company, which was acquired by American Tower in 2000 for over $200 million. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, an Australian investment banking firm, and a corporate planning manager of Jefferson Smurfit Corp., a multinational packaging company. Mr. Rosenzweig has 19 years of executive leadership experience with start-up and established companies. Mr. Rosenzweig has an M.B.A. in marketing, finance and information technology from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Industrial Engineering, with Tau Beta Pi honors, from Northwestern University.

Caroline Rook has served as our Chief Financial Officer since June 2002. Prior to joining us, from June 2000 to June 2002, Ms. Rook was Corporate Leader, Financial Operations of Acxiom Corporation, a publicly traded technology company based in Little Rock, Arkansas that provides customer information management solutions. Prior to joining Acxiom, Ms. Rook was at Sterling Software, Inc., where she served as Vice President of Finance in the Business Intelligence Group and for two divisions. Ms. Rook has over 20 years of financial experience. Ms. Rook has a Bachelor of Science degree with honors in Computation from the University of Manchester Institute of Science and Technology (England) and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Rainerio Borja has served as our President of PeopleSupport (Philippines), Inc. since May 2000 and Vice President of Global Operations since March 2003. Prior to joining us, from August 1999 to April 2000, Mr. Borja was the Director of Professional Services and Support — Asia/Pacific, for Epicor Corporation, a publicly traded software company. Prior to joining Epicor Corporation, from March 1998 to May 1999, Mr. Borja was Regional Services Director for Danka Corporation, a publicly traded digital imaging company. Prior to joining Danka Corporation, Mr. Borja held several management positions with Unisys Corporation throughout the Asia/Pacific region for over 10 years where he was responsible for running the Asia/Pacific Training Center, the Advanced Systems Support Group and its Regional Consulting Organization. Mr. Borja’s last position with Unisys was as Director of Services and Support, Global Customer Services. Mr. Borja has over 14 years of experience managing large-scale customer service, IT support and consulting organizations within the Asia/Pacific region. Mr. Borja has a Bachelor of Science degree in Commerce from De La Salle University.

George Hines has served as PeopleSupport’s Chief Information Officer since December 2005. Prior to joining PeopleSupport, from August 2004 to December 2005, Mr. Hines served as Executive Vice President of Operations and Chief Technology Officer for ChaseCom Limited Partnership, where he was responsible for the company’s network, telephone and call center systems in the United States and offshore. Prior to joining ChaseCom, from April 2000 to August 2004, Mr. Hines served as a Senior Manager — Telecommunications Industry Practice with Deloitte Consulting, LLP. Mr. Hines has a Bachelor of Science degree in Management Information Systems from Millikin University.

Richard Bledsoe was appointed Senior Vice President and General Manager of Business Process Solutions in February 2007. Mr. Bledsoe is responsible for all back office and business process services, including our transcription and captioning business. Prior to joining PeopleSupport, Mr. Bledsoe served as Senior Vice President of SOURCECORP from September 2002 to September 2006, with responsibility for the healthcare and government verticals, as well as domestic and offshore operations. From January 2000 to August 2002, Mr. Bledsoe was Vice President of International Operations for Affiliated Computer Services, a global Fortune 500 company providing BPO and IT solutions, with responsibility for 11 offshore sites, 10,000 employees and operations in five countries. Mr. Bledsoe was previously the European Managing Director (President) and a board member of Alamo Rent a Car, with responsibility for operations in seven countries. Mr. Bledsoe has a Bachelor of Science degree in Mass Communication from the University of Utah.

Joseph Duryea has served as our Vice President of Sales since August 2005. Prior to joining PeopleSupport, from October 2004 to August 2005, Mr. Duryea served as Vice President of Business Development at IBM in the Business Transformation Outsourcing group, where he was responsible for business development in relation to business process outsourcing (BPO) to Australia, India and the Philippines. Prior to joining IBM, from March 2001 to October 2004, Mr. Duryea served as Senior Vice President and General Manager, Business Development, at Transworks, Inc., an Indian BPO company, where he was responsible for business development, sales and marketing. Mr. Duryea previously held senior level sales, sales management, and marketing positions at American Express and Convergys. Mr. Duryea has a Bachelor of Science degree in Business Administration from the University of Nebraska.

Timothy Miller has served as our Vice President of Service Delivery since October 2004 and as our Director of Operations since February 2003. Prior to joining PeopleSupport, from May 2002 to February 2003, Mr. Miller was the Senior Project Manager, Offshore Operations at Stream International, Inc. where he was responsible for integration of its offshore BPO operations. Prior to joining Stream, from June 2000 to February 2002, Mr. Miller was Senior Manager, Service Delivery for Excite@HOME, Inc. where he was responsible for leading a virtual contact center operation. Mr. Miller has a Bachelor of Arts degree in Accounting, Business Administration and English from Augustana College.

Jennifer Sherry has served as our acting Vice President, Global Human Resources since April 2006 and was formally promoted to that position in March 2007. Prior to joining PeopleSupport, Ms. Sherry was the Senior Vice President of Human Resources and Corporate Services at Creditek, a business processing outsourcing company with offices in India, Romania, China and Hungary, which was purchased by Genpact, formerly GE Capital International Services. From October 2000 to January 2003, Ms. Sherry worked in Shareholder Services at Hewlett-Packard and was responsible for their employee stock programs. Ms. Sherry has a Bachelor of Arts degree in English from Boston College, is certified as a Senior Professional in Human Resources and is a member of the Society for Human Resource Management.

Adam Berger has served as one of our directors since January 2003. Since February 2007, Mr. Berger has been the Chief Executive Officer of Spark Networks plc., a leading provider of online personal services, such as JDate.com, and has served on their Board of Directors since September 2006. Prior to that, Mr. Berger was President and Chief Executive Officer of WeddingChannel.com, a privately held company, from June 1999 until it was acquired by The Knot in September 2006. Prior to joining WeddingChannel.com, from August 1994 to November 1998, Mr. Berger was President of The Franklin Mint, a global direct marketer and retailer of collectibles. Prior to joining The Franklin Mint, from August 1991 to July 1994, Mr. Berger was a consultant with Boston Consulting Group. Mr. Berger began his career with The Procter and Gamble Company in Cincinnati, holding various line management positions in product development and brand management. Mr. Berger has an M.B.A. with distinction from the Harvard Business School and a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley.

C. Larry Bradford has served as one of our directors since May 1999. Prior to his retirement, from November 1992 to November 1994, Mr. Bradford was Vice President of Sales and Marketing for Jefferson Smurfit Group, a multinational packaging company. From February 1991 to October 1992, Mr. Bradford served as Vice President of the Container Division at Jefferson Smurfit and, from January 1983 to January 1991, he was Vice President of the Folding Carton and Boxboard Mill Division. Prior to joining Jefferson Smurfit, Mr. Bradford was a Vice President at Potlatch Corporation, a forest products company. Mr. Bradford is currently co-owner of a chain of 11 Great Clips franchised hair salons located throughout central Illinois. Mr. Bradford has a Bachelors of Science degree from St. Louis University with an emphasis in Electrical Engineering and served as a Lieutenant in the Air Force National Guard.

Michael Edell has served as one of our directors since June 2002. Mr. Edell is currently the Managing Partner of GroundWork Equity LLC, a firm that provides strategic planning and investment capital to the high technology industry. Mr. Edell is also the Founder of Warehouse Auction Centers, Inc., a privately held online e-commerce site for collectible items, and is General Partner of Warp Nine Partners, LLC, a real estate partnership. Mr. Edell also serves on the board of Altametrics, Inc., a privately held provider of hosted enterprise solutions to the restaurant industry in addition to the advisory boards of other high technology companies. From September 1983 to February 2003, Mr. Edell was the President and Chief Executive Officer of eLabor.com, a privately held technology company that developed workforce management software. Mr. Edell spun off the project management division of eLabor, which was acquired by Microsoft Corporation in 2002 and then sold the company to ADP in 2003.

George Ellis has served as one of our directors since October 2004. Mr. Ellis is currently the Chief Financial Officer of Global 360, a privately held software based business process management company, and since January 2006, he has been the Chairman of SoftBrands, Inc., a global supplier of enterprise-wide software. Mr. Ellis also serves on the Board of Directors of Blackbaud, Inc., a software provider for nonprofit organizations. From October 2001 to January 2006, Mr. Ellis served as Chairman and Chief Executive Officer of SoftBrands, Inc. and its predecessor, AremisSoft Corporation, which was reorganized under Chapter 11 of the U.S. Bankruptcy Code in August 2002. Mr. Ellis joined AremisSoft as Chief Executive Officer to facilitate its reorganization. Mr. Ellis also served on the Board of Directors of AremisSoft from April 1999 to February 2001. Mr. Ellis is a Certified Public

Accountant and an attorney in the State of Texas. Mr. Ellis has a Bachelor of Science degree in Accounting from Texas Tech University and a Juris Doctor from Southern Methodist University.

Frank Perna has served as one of our directors since January 2006. From December 1998 until his retirement in February 2005, Mr. Perna served as Chairman and Chief Executive Officer of MSC.Software, a leading global provider of virtual product development solutions, including simulation software and services. Before becoming Chairman and Chief Executive Officer of MSC.Software, Mr. Perna served as a director on the boards of both MSC.Software and PDA Engineering, Inc. (which was acquired by MSC.Software in 1994). From 1994 through 1998, Mr. Perna served as Chairman and Chief Executive Officer of EOS Corporation, a high technology electronics manufacturer and also as chairman of Software.com, a software solutions provider. From 1984 through 1993, Mr. Perna was President (and Chief Executive Officer from 1990) of MagneTek, an international manufacturer of electrical equipment. During his tenure at MagneTek, Mr. Perna managed the strategic growth of the company from $195 million to more than $1.5 billion in annual revenue. Mr. Perna also spent 17 years at General Motors in the area of engineering test and computer simulation and has held senior management positions at Whittaker Corporation, Bell & Howell and Sun Electric. Mr. Perna also serves on the board of CalAmp Corp., a provider of wireless products, engineering services, communications equipment and technology products.

Joe Rose has served as one of our directors since June 2005. Mr. Rose is Founder and Managing Member of Narrow Gate Interests, LLC, a business consulting and investment management firm. From 1997 to August 2003, Mr. Rose served as Executive Vice President and Chief Operating Officer of SOURCECORP, Inc. a leading provider of BPO and related consulting services. The company successfully completed 72 acquisitions of complementary businesses during this period. During his tenure, Mr. Rose also served on the company’s Board of Directors and its Executive Committee. Before joining SOURCECORP, Mr. Rose was Chief Executive Officer and a member of the Board of Directors of FormMaker Software, a document automation software and services firm, which merged with Image Sciences to eventually become Docucorp International. Prior to FormMaker, Mr. Rose held various senior executive management positions with the Harland Company, National Data Corporation and Electronic Data Systems. Mr. Rose also served on the Board of Directors for Captiva Software, Inc., an enterprise content management software company, until its acquisition by EMC in December 2005. Mr. Rose holds a Bachelor of Arts degree from Texas Tech University.

Board Meetings

Our Board of Directors held eight meetings in 2006 and took no action by unanimous written consent in 2006. All directors attended at least 75% of the meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. It is the Company’s policy that all members of the Board of Directors attend the Company’s Annual Meeting, in person or telephonically absent exigent circumstances. All of the current members of our Board of Directors who served in that capacity immediately following our 2006 Annual Meeting attended such Annual Meeting. The non-employee members of our Board of Directors are compensated for their Board service as discussed below in the section “Compensation of Directors.”

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by listing standards of The NASDAQ Stock Market and Securities and Exchange Commission (SEC) rules.

Audit Committee

The members of the Audit Committee are George Ellis (Chairman), C. Larry Bradford and Michael Edell. The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee oversees management’s implementation of the Company’s policies and procedures in compliance with the Sarbanes-Oxley Act of 2002. The Audit Committee oversees the audit efforts of our independent registered public accounting firm and takes those actions it deems necessary to satisfy it that the accounting firm is independent of management. The Audit Committee held ten meetings in 2006. The Audit Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com. The Board of Directors has determined that Mr. Ellis, the Chairman of the Audit Committee, is an “Audit Committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. See Mr. Ellis’ biography above for a discussion of his business experience.

Compensation Committee

The members of the Compensation Committee are Michael Edell (Chairman), Adam Berger and Frank Perna. The Compensation Committee determines our general compensation policies and the compensation provided to our directors and executive officers, including bonuses. The Compensation Committee does not determine cash compensation for employees below the executive officer level, but provides input on such compensation as requested by executive management. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers and employees, and administers our stock incentive plans. The Compensation Committee held five meetings in 2006. The Compensation Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are C. Larry Bradford (Chairman), Adam Berger and Joe Rose. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board and its committees. In addition, the Nominating and Corporate Governance Committee oversees our corporate governance guidelines, is responsible for director training and evaluation and makes recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee held five meetings in 2006. The Nominating and Corporate Governance Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com.

Director Nominations

The Nominating and Corporate Governance Committee nominates directors for election at each Annual Meeting and nominates new directors for election by the Board of Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and nominate qualified candidates for election to the Board of Directors.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with a diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, including management or accounting and finance, or industry and technology knowledge, that may be useful to PeopleSupport and the Board, highest personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee, among other things, intends to assure that at least one member of the Board meets the criteria for an “Audit Committee financial expert” as defined by SEC rules and that a majority of the members of the Board meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for the Chief Executive Officer to participate as a member of the Board.

Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and

Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Committee will nominate new candidates for Board membership. Candidates for director may be suggested by the Committee members, by other Board members, by stockholders or by legal or other advisors to the Company. In addition, the Committee may from time to time engage an executive search firm to identify qualified candidates.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to PeopleSupport’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days nor more than 150 days prior to the scheduled date of the meeting, provided, however, that in the event that the Annual Meeting has been changed to be more than 30 calendar days before or 60 calendar days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by our Bylaws and must be addressed to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You may obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You must include your name and address in the written communication and indicate whether you are a stockholder of PeopleSupport. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. None of our employees or current or former officers is a member of our Compensation Committee.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that is applicable to our directors, officers and employees. This Code of Ethics is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A copy of our Code of Ethics is available on the “Corporate Governance” section of our website at www.peoplesupport.com under the sub-heading “Committees and Charters.” We will post any amendments to, or waivers from, our Code of Ethics at that location on our website.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 18, 2007, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our Named Executive Officers listed in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 23,554,151 shares outstanding as of April 18, 2007. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 18, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

5% Stockholders:
Kingdon Capital Management(1)	1,291,622	5.49%
Directors and Executive Officers:
Lance Rosenzweig(2)	771,532	3.28%
Adam Berger(3)	11,026	*
C. Larry Bradford(4)	216,444	*
Michael Edell(5)	27,762	*
Joe Rose(6)	19,117	*
Frank Perna(7)	13,364	*
George Ellis(8)	15,497	*
Caroline Rook(9)	122,058	*
Rainerio Borja(10)	77,872	*
Timothy Miller(11)	28,036	*
Joseph Duryea(12)	14,768	*
George Hines(13)	7,675	*
Jennifer Sherry(14)	6,249	*
Richard Bledsoe, Jr.	1,270	*

All directors and executive officers as a group (14 persons)	1,332,670	5.66%

*	Less than 1.0%

(1)	The address for Kingdon Capital Management is 152 West 57th Street, 50th Floor, New York, NY 10019. The number of shares set forth in this table is as reported in a Schedule 13G/A filed by Kingdon Capital Management on March 23, 2007, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)	Includes 119,975 shares of common stock held by the Rosenzweig 2004 Irrevocable Trust 1 of which Mr. Rosenzweig is a trustee, and 3,649 shares of common stock held by C/F Rebecca Rosenzweig CA UGMA, of which Mr. Rosenzweig is a trustee. Includes options to purchase 74,185 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

(3)	Includes options to purchase 10,618 shares of our common stock and 408 restricted stock units that are exercisable immediately or within 60 days of April 18, 2007.

(4)	Includes 58,393 shares of common stock held by the C. Larry Bradford Irrevocable Trust dated December 28, 1992, of which Mr. Bradford is not the trustee. Also includes options to purchase 126,520 shares of our common stock and 408 restricted stock units that are exercisable immediately or within 60 days of April 18, 2007.

(5)	Includes options to purchase 27,354 shares of our common stock and 408 restricted stock units that are exercisable immediately or within 60 days of April 18, 2007.

(6)	Includes options to purchase 17,467 shares of our common stock and 650 restricted stock units that are exercisable immediately or within 60 days of April 18, 2007.

(7)	Includes options to purchase 8,555 shares of our common stock and 259 restricted stock units that are exercisable immediately or within 60 days of April 18, 2007.

(8)	Includes options to purchase 14,439 shares of our common stock and 408 restricted stock units that are exercisable immediately or within 60 days of April 18, 2007.

(9)	Includes options to purchase 42,905 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

(10)	Includes options to purchase 76,206 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

(11)	Includes options to purchase 26,925 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

(12)	Includes options to purchase 14,606 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

(13)	Includes options to purchase 6,251 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

(14)	Includes options to purchase 6,249 shares of our common stock that are exercisable immediately or within 60 days of April 18, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership (Form 3), reports of changes in beneficial ownership of common stock and other equity securities of the Company (Form 4) and annual reports of changes in beneficial ownership of common stock and other equity securities of the Company not otherwise required to be disclosed on a Form 4 (Form 5). Officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports they file. In fiscal 2006, to our knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for fiscal 2006, except that each of Messrs Rainerio Borja, Timothy Miller and Jerome Woods filed one report late relating to a stock option grant.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by PeopleSupport under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com. As required by the rules of The NASDAQ Stock Market and the SEC, the Audit Committee has three members. All of the Audit Committee members meet the independence standards established under the rules, and at least one member qualifies as a “financial expert” as required by the rules.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of PeopleSupport’s financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2006 Annual Report with PeopleSupport’s management and independent registered public accounting firm. The Audit Committee also reviewed management’s efforts to establish and maintain adequate internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. In this oversight role, the Audit Committee met regularly with PeopleSupport’s management and independent registered public accounting firm, as well as with an independent consulting firm engaged by PeopleSupport to assist with section 404 compliance efforts.

The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from PeopleSupport and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PeopleSupport’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted on April 30, 2007, by the members of the Audit Committee of the Board:

George Ellis (Chairman)
C. Larry Bradford
Michael Edell

Compensation Discussion and Analysis

The Compensation Committee

Committee Members

The Compensation Committee (the “Committee”) consists of three directors; Michael Edell (Chairman), Adam Berger and Frank Perna. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of The NASDAQ Stock Market. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held five meetings during fiscal 2006, and at each meeting the Committee held an executive session without management.

Role of Committee

The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.peoplesupport.com under Corporate Governance. The Committee’s purpose is to:

•	Carry out the Board’s overall responsibility relating to compensation of executive officers of the Company;

•	Assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Company’s executive officers and to administer such plans;

•	Produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement; and

•	Perform such other duties and responsibilities enumerated in and consistent with the Committee’s charter.

Compensation Committee Process

Annual Evaluation

The Committee meets at various times during each fiscal year to (i) evaluate the performance of the Company’s executive officers; (ii) determine their annual bonuses for the prior fiscal year; (iii) establish the performance goals and objectives for the current fiscal year; (iv) set their base salaries for the next fiscal year; and (v) consider and approve any grants to them of equity incentive compensation. In establishing the performance goals and objectives for the current fiscal year, the Committee discusses with the Chief Executive Officer the Company’s strategic objectives and performance targets.

Management’s Role in Determining Executive Compensation

The Committee approves the final determination of compensation for all the executive officers, including the Named Executive Officers (as defined in the executive compensation table below). Lance Rosenzweig, the Chief Executive Officer, plays a role in determining executive compensation, including evaluating employee performance, establishing business performance targets and objectives and recommending salary levels, option and restricted stock unit (“RSU”) awards. Mr. Rosenzweig also participates in Committee meetings, at the Committee’s request, and provides evaluations and compensation recommendations as to senior executive officers, other than himself.

Compensation Consultant

The Committee’s charter enables the Committee to retain compensation consultants as the Committee may deem appropriate and provides the Committee with the sole authority to approve the compensation consultant’s fees and other retention terms. In 2005 and 2006, the Committee retained Compensia (www.compensia.com) to provide the Committee with current information concerning the compensation practices of companies that the Committee considered to be within the Company’s peer group, as explained below, for purposes of assessing executive compensation.

Peer Group

In the fourth quarter of 2005, Compensia completed a compensation survey which included approximately 20 publicly-traded business process outsourcing (“BPO”) and similar services companies with annual revenues between approximately $40 million and $350 million (the “Peer Group”). The purpose of the survey was to assist the Committee in determining base salaries, target bonuses and equity incentives for the Company’s executives for 2006. The survey covered the compensation of executives in the Peer Group who hold titles that are the same as, or similar to, the Company’s Chief Executive Officer, Chief Financial Officer, Vice President of Global Operations, Senior Vice President of Sales and Marketing, Vice President, Service Delivery and Vice President of Human Resources. When 2006 compensation levels were established (in the fourth quarter of 2005) the Company’s executive compensation levels were targeted to place cash compensation generally within median compensation levels for Peer Group companies, and to balance this with equity compensation packages generally in the second quartile of Peer Group companies.

Over the course of 2006, the Committee determined, based on the Company’s experience in recruiting executives, that the Peer Group should be reevaluated to make sure it reflects the types of companies with which the Company competes for executive talent. The Company’s experience was that for a number of executive positions, the Company was competing for executives not only with outsourcing industry companies, but more broadly with high growth technology companies. As a result, in the fourth quarter of 2006, the Committee asked Compensia to prepare an updated executive compensation survey in which the Peer Group was defined to include approximately 20 profitable, publicly-traded technology companies with market capitalizations of between approximately $300 million and $1 billion (the “New Peer Group”), even though a number of these New Peer Group companies were not in the BPO industry. Based on the results of the new survey, the Company’s 2006 base salaries and target cash bonuses were determined to be below the median paid to officers with comparable duties by companies in the New Peer Group, and in many cases were below the 25th percentile of the New Peer Group. Similarly, the value of equity incentives to Company executives were also below the New Peer Group median and in many cases below the 25th percentile. As a result of the new survey, for 2007 the cash component of executive compensation levels at the Company was increased to generally attain the median New Peer Group compensation for both base salary and target bonus, and equity incentives were increased in a number of cases.

Compensation Philosophy

The Company’s general compensation philosophy is that compensation of PeopleSupport’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Compensation programs should be designed to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Committee believes that:

•	the total compensation package for executives should be competitive with the total compensation paid to executives with comparable duties in the Company’s peer group, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•	bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance goals and objectives established by the Board; and

•	bonuses and long-term equity incentive awards serve to align the executive’s interests with those of the Company’s stockholders.

Elements of Executive Compensation

Base Salaries

For our Named Executive Officers, the chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2006. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2006.

					All Other
				Equity Awards	Compensation
Name	Title	Base Salaries (%)	Bonus (%)	(%)(1)	(%)(2)

Lance Rosenzweig(3)	President, Chief Executive Officer and Secretary	36%	34%	29%	2%
Caroline Rook	Chief Financial Officer	49%	23%	27%	1%
Rainerio Borja	President of PeopleSupport (Philippines), Inc. and Vice President of Global Operations	36%	16%	22%	26%
Timothy Miller	Delivery	40%	14%	21%	25%
George Hines(3)	Vice President, Service Chief Information Officer	53%	18%	22%	8%

(1)	The value reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with the SFAS 123(R). See Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	In this table, Mr. Borja’s other compensation includes the value of his pension.

(3)	Note that in the above table, the totals for Mr. Rosenzweig and Mr. Hines actually total 100% and not 101%. The apparent discrepancy is due to rounding of the percentages.

In determining base salaries, the Committee considers the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company’s business. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies for similar positions. For fiscal 2006, the Committee considered the results of the survey prepared in the fourth quarter of 2005 by Compensia. Generally, the base salaries were targeted to be at the median of base salaries paid to officers with comparable duties by companies in the Company’s industry that are of a similar size and similar performance. Base salaries are reviewed annually, and adjusted from time to time to increase salaries to industry levels after taking into account individual responsibilities, performance and experience.

Bonuses

The Company’s bonus program is tied in part to the Company’s achievement of specific financial performance objectives established for each fiscal year. Bonuses are primarily based upon the achievement of revenue and operating profit targets, as well as individual performance goals. Bonuses are also intended to reward individual performance during the year and are determined on a discretionary basis.

The Committee sets a target level for each component of the financial performance objectives. Payment of bonuses is based upon the achievement of such objectives for the current year. For Mr. Rosenzweig, his 2006 bonus was dependent in large part on the Company’s overall revenue operating profit, and transcription and captioning revenue, and to a lesser extent on management bonus objectives (“MBOs”). These MBOs included new client wins, increasing successful merger and acquisition activity, and leading and strengthening the management team and accounting organization. The revenue and operating profit targets, and the MBOs are weighted in accordance with an incentive plan for Mr. Rosenzweig, with the predominant weighting on overall revenue growth and operating profit. For fiscal 2006, Mr. Rosenzweig’s bonus program had a threshold payout of 40% of his base salary, a target payout of 100% of his base salary, and a maximum payout of 155% of his base salary. His actual bonus payment for 2006 was 94% of his base salary.

For 2006, the individual performance goals established for each of the Named Executive Officers included the following:

•	Ms. Rook — maintain a strong accounting and finance team, maintain audited financial statements without the need for restatements, develop effective acquisition analysis and due diligence and Sarbanes-Oxley compliance without a detection of any material weaknesses in internal controls;

•	Mr. Borja — maintain a low attrition rate in the Philippines, maintain employee satisfaction in the Philippines, merger and acquisition activity and Sarbanes-Oxley compliance without any material weaknesses in internal controls;

•	Mr. Miller — maintain a low attrition rate in the Philippines, maintain client satisfaction, achieve client growth and Sarbanes-Oxley compliance without any material weaknesses in internal controls; and

•	Mr. Hines — manage the Company’s technology system, adhere to the budget for capital expenditure on technology, build a strong information technology organization, and Sarbanes-Oxley compliance without any material weaknesses in internal controls.

For the other Named Executive Officers, payment of bonuses is weighted 35% based on the achievement of the revenue target, 35% based on the achievement of the operating profit target, and 30% based on individual performance goals established for such executive by the Chief Executive Officer and approved by the Committee.

For 2006, the target incentive bonuses were as follows as a percentage of base salary: 100% for Mr. Rosenzweig; 40% for Ms. Rook; 40% for Mr. Borja; 30% for Mr. Miller and 30% for Mr. Hines.

Over the past three fiscal years since the Company’s initial public offering in 2004, the Company has achieved performance in excess of the target level each year. Excluding George Hines, who was named an executive officer in 2006, the average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers (excluding George Hines who was hired in December 2005) over the past three years has been 136%. This includes the Management Incentive Plan bonus payments associated with our initial public offering in October 2004. Excluding those payments, bonus payments have averaged 33% of our officers’ base salaries. Generally, the Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Equity Incentives

In keeping with the Committee’s compensation philosophy, the Committee believes that equity incentive awards serve to align executive’s interests with those of the Company’s stockholders and motivate the executive to achieve the specific strategic and performance goals and objectives established by the Board. Under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options and RSUs. In October 2005, the Committee, with full Board approval, also authorized the Company to grant RSUs under the 2004 Plan, pursuant to which the recipient is issued shares each time the RSU vests.

The exercise price of the stock options granted to date has been the closing price as reported on NASDAQ of the Common Stock on the date of grant. To encourage retention, the ability to exercise the option is subject to vesting restrictions. The Committee’s policy for executives is to award options annually, which generally vest over four years, with 25% vesting after year one and the balance in equal monthly installments for three years thereafter, based on continued service to the Company. RSUs are also awarded annually, and they generally vest in three equal installments over three years. Decisions made by the Committee regarding the timing and size of subsequent option or RSU grants take into consideration the Company’s and the individual’s performance, competitive market practices, and the size and term of option or RSU grants made in prior years.

In April 2006, the Committee decided that all senior executives, will receive full acceleration of vesting upon an acquisition or similar change of control of the Company.

Post-Termination and Change in Control Payments

We have an agreement with Ms. Rook, our Chief Financial Officer, under which Ms. Rook is entitled to receive severance payments equal to six months’ base salary, payable in accordance with our standard payroll practices, in the event we undergo a change in control and Ms. Rook’s employment is terminated without cause within six months of the change in control. The change of control provision described above for Ms. Rook provides for payment only upon a change of control and another triggering event, such as a termination without cause. In addition, as with all senior executives, Ms. Rook’s equity-compensation awards will become fully vested immediately upon a change in control. Had a change in control occurred on December 31, 2006 and Ms. Rook been terminated, she would have received severance payments totalling $107,500 (half her 2006 base salary) and the value of the accelerated vesting, calculated in accordance with Section 4999 of the Internal Revenue Code would have totalled $251,645. As Ms. Rook’s salary changes, her potential severance payment will also change.

Additional Benefits

Executive officers are also entitled to reimbursement for all reasonable and documented business expenses, paid vacation in accordance with the Company’s vacation policy for employees generally, participation in all plans provided to employees in general, a life insurance policy, and a disability policy in the maximum insurable amount. Certain Named Executive Officers also receive a housing and transportation allowance.

Compensation Decisions for Fiscal 2006

In 2006, the Committee continued to apply the compensation philosophy described above in determining the compensation of the Named Executive Officers.

For 2006, the Committee adjusted the base salary for Mr. Rosenzweig to $325,000, compared to $279,485 in 2005. Mr. Rosenzweig also received a bonus of $304,180, a grant of options exercisable for 90,000 shares and 35,000 RSUs. Overall, for fiscal 2006, Mr. Rosenzweig received a 16% increase in base salary, a 89% increase in annual target bonuses and a 109% increase in the value of equity-based compensation, from 2005.

In determining Mr. Rosenzweig’s total compensation package, the Committee considered the following:

•	Company performance: The 77% increase in the Company’s revenue in 2006, and the 24% increase in the Company’s operating profit in 2006; and the specific performance goals and objectives for the Company in 2006 established by the Board.

•	Individual performance: Mr. Rosenzweig’s progress in integrating the acquisition of Rapidtext, Inc., which the Company acquired in January 2006, and the completion of the secondary offering that raised, net of expenses, approximately $90.9 million.

•	Allocation between cash and non-cash component: The increase in the value of the share-based compensation granted to Mr. Rosenzweig in 2006 compared to 2005; and each element of Mr. Rosenzweig’s compensation for 2006 compared to 2005 and the reasons the Committee had established the amount of each element of compensation.

•	Internal pay equity: The relationship between each element of Mr. Rosenzweig’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand; and the relationship between the aggregate value of Mr. Rosenzweig’s compensation, on the one hand, and the median compensation of the Company’s employees generally, on the other hand.

•	Other factors: The results of the survey conducted by Compensia.

The Committee adjusted the base salary for the other Named Executive Officers as follows: Caroline Rook, Chief Financial Officer, to $215,000 from $203,262 in fiscal 2005; Rainerio Borja, President of PeopleSupport (Philippines), Inc., and Vice President of Global Operations, to $220,000 from $200,794 in fiscal 2005, Timothy Miller, Vice President, Service Delivery, to $155,000 from $132,120 in fiscal 2005, and Mr. Hines earned $200,000 (he was hired in December 2005). In keeping with the Committee’s compensation philosophy that each executive officer’s bonus and equity incentives should be designed to motivate that executive to achieve the specific strategic and performance goals and objectives established by the Board and to align the interests of the executive officers with those of stockholders, for fiscal 2006, the Committee awarded the following bonuses, stock options and RSUs:

•	Ms. Rook, $104,059, options exercisable for 35,000 shares and 12,500 RSUs;

•	Mr. Borja, $99,927, options exercisable for 35,000 shares, and 12,500 RSUs;

•	Mr. Miller, $52,033, options exercisable for 22,000 shares, and 7,250 RSUs; and

•	Mr. Hines, $69,720, options exercisable for 18,000 shares and 6,000 RSUs.

Overall, for fiscal 2006, the four Named Executive Officers above (excluding George Hines who was hired in December 2005) received an 11% increase in base salary, a 60% increase in annual bonuses and a 62% increase in the value of equity-based compensation from fiscal 2005.

In determining each of the other Named Executive Officers total compensation package, the Committee considered the following:

•	Company performance: The 77% increase in the Company’s revenue in 2006, and the 24% increase in the Company’s operating profit in 2006; and the specific performance goals and objectives for the Company in 2006 established by the Board.

•	Individual performance: The contribution of each executive officer; the expertise of each executive officer; and the specific strategic and performance goals and objectives to be performed by each executive officer in 2006.

•	Allocation between cash and non-cash component: The increase in the value of share-based compensation granted to each executive officer in 2006 compared to 2005; each element of the compensation of each executive officer for 2006 compared to 2005; and the reasons the Committee had established the amount of each element of such compensation; the allocation of bonuses for services rendered in 2006.

•	Other factors: The results of the survey conducted by Compensia.

For fiscal 2007, in the fourth quarter of 2006, the Committee reviewed the results of the survey prepared by Compensia, and decided that it was necessary to increase compensation to remain competitive and to retain our key executives. The adjustments for fiscal 2007 are as follows:

•	Mr. Rosenzweig’s base salary will be $425,000, with a target incentive bonus of 100% of base salary, a grant of options of 90,000 shares and a grant of RSUs for 35,000 shares;

•	Ms. Rook’s base salary will be $285,000, with a target incentive bonus of 50% of base salary, a grant of options of 35,000 shares and a grant of RSUs for 12,500 shares;

•	Mr. Borja’s base salary will be $275,000, with a target incentive bonus of 50% of base salary, a grant of options of 35,000 shares and a grant of RSUs for 12,500 shares;

•	Mr. Miller’s base salary will be $200,000, with a target incentive bonus of 35% of base salary, a grant of options of 22,000 shares and a grant of RSUs of 7,250 shares; and

•	Mr. Hines’ base salary will be $225,000, with a target incentive bonus of 40% of base salary, a grant of options of 18,000 shares and a grant of RSUs of 6,000 shares.

The options and RSUs were granted to the Named Executive Officers on October 25, 2006. The options have an exercise price of $18.35 per share, the market closing price on the grant date. The options will vest and become exercisable as to 25% of the shares on October 25, 2007 and thereafter monthly in 36 equal installments based on continued service. The RSUs vest annually in three equal installments based on continued service, with the first one-third vesting on October 25, 2007.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. The non-performance based compensation paid in fiscal 2006 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and we do not expect that the non-performance based compensation paid in fiscal 2007 to be paid to any of our executive officers for fiscal 2007 will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The final rules under Section 409A under the Code, which applies to deferred compensation, were issued on April 10, 2007, and the Company is currently evaluating the impact of these rules on its compensation arrangements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based compensation in accordance with the requirements of Statement of Financial Accounting Standards 123(R).

Conclusion

The Committee believes that the Company’s compensation policies support the Committee’s compensation philosophy that compensation should encourage creation of stockholder value and achievement of strategic corporate objectives. The Committee believes that for fiscal 2006, the total compensation package for each of the Named Executive Officers is competitive with the total compensation paid to executives of other companies in the Company’s industry that are of similar size and performance. In addition, the Committee believes that the bonus and equity incentives help reinforce the compensation philosophy that bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance goals and objectives established by the Board and align the executive’s interests with those of the Company’s stockholders.

Executive Compensation Data and Related Matters

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
			Non-equity	Stock		Compensation	All Other
			Incentives	Awards	Option	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)(1)	Awards ($)	($)(2)	($)(3)	Total ($)

Lance Rosenzweig President, Chief Executive Officer and Secretary	2006	$325,000	$304,180	$204,383	$56,526	$—	$16,400	$906,489

Caroline Rook Chief Financial Officer	2006	215,000	104,059	96,861	21,238	—	5,700	442,858

Rainerio Borja President of PeopleSupport (Philippines), Inc. and Vice President of Global Operations	2006	220,000	99,927	117,020	21,238	75,000	86,034	619,219

Timothy Miller Vice President, Service Delivery	2006	155,000	52,033	67,965	13,171	—	96,700	384,869

George Hines Chief Information Officer	2006	200,000	69,720	60,719	21,435	—	28,718	380,592

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R). See Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	In 2006, PeopleSupport created a statutorily required pension plan for all Philippine employees called the PeopleSupport (Philippines), Inc. 2006 Employees’ Retirement Plan. As with all of our Philippine employees, Mr. Borja was credited with the same number of years of service as he has employment at PeopleSupport (Philippines), Inc., which is six years. The amount reported here is the cumulative amount he earned over the six year period. To determine the lump-sum payment amount of his cumulative benefit, we used a discount rate of 7.5%, an expected salary increase of 7.5% and the 1983 Group Annuity Mortality Table. Mr. Borja has not received any payments from the plan.

(3)	Certain of the Company’s executive officers receive personal benefits in addition to salary and cash bonuses, including, but not limited to, automobile allowances, life insurance payable at the direction of the employee, contributions under the Company’s retirement plans, and group health insurance. The amount shown in column (h) for “All Other Compensation” consists of the following:

	2006
		Life &
	Health	Disability
Name	Insurance	Insurance	Housing	Transportation	Relocation	Total

Lance Rosenzweig	$14,800	$1,600	$—	$—	$—	$16,400
Caroline rook	4,700	1,000	—	—	—	5,700
Rainerio Borja	33,552	6,600	19,341	26,541	—	86,034
Timothy Miller	5,400	800	90,500	—	—	96,700
George Hines	10,000	900	—	—	17,818	28,718

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the Named Executive Officers under our non-equity and equity incentive plans during fiscal 2006.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under			Number of	Number of	Base Price of	Fair Value of
		Non-Equity Incentive Plan Awards			Shares of	Securities	Option	Stock and
	Grant		Target		Stock or	Underlying	Awards	Option
Name	Date	Threshold ($)	($)(1)	Maximum ($)	Units (#)	Options (#)	($/Sh)	Awards

Lance Rosenzweig	10/25/06	$130,000	$325,000	$505,375	35,000	90,000	$18.35	$1,423,801
Caroline Rook	10/25/06	—	86,000	—	12,500	35,000	18.35	533,241
Rainerio Borja	10/25/06	—	88,000	—	12,500	35,000	18.35	533,240
Timothy Miller	10/25/06	—	46,500	—	7,250	22,000	18.35	324,038
George Hines	10/25/06	—	60,000	—	6,000	18,000	18.35	266,410

(1)	The amounts in this column reflects the full bonus potential established for each executive for 2006, and the estimated payout upon achievement of the performance goals and objectives established by the Board. The amount actually earned by each Named Executive Officer is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on the preceding page. Amounts are considered earned in 2006 although they were not paid out until 2007.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

Only Ms. Rook has an employment agreement with the Company. Ms. Rook’s employment agreement states that her annualized base salary must be at least $175,000, payable in accordance with our standard payroll practices, and that she will be eligible for future wage increases, at the discretion of the Chief Executive Officer. Ms. Rook is also entitled to participate in any management incentive plan, health insurance benefits including medical and dental benefits. The Compensation Committee reviews the compensation package of the executive officers annually. Ms. Rook’s current compensation package is discussed under “Compensation Discussion and Analysis.” Ms. Rook’s employment agreement also provides for a severance payment upon her termination without cause within six months following a change in control, see “Potential Payments Upon Termination and Change in Control.”

Indemnification Agreements

In addition, the Company enters into an indemnification with its executive officers that may require the Company to indemnify them against liabilities that may arise by reason of their status or service.

Employee Benefit Plans

The Company’s stock incentive plans provide for grants of options to purchase shares of common stock, awards of restricted stock, stock appreciation rights and stock units. Incentive stock options are generally granted to employees. Grants of nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. All grants and awards are settled in equity and settled through the issuance of shares that have been authorized and were previously unissued.

  2004 Stock Incentive Plan

The 2004 Plan was adopted by the Company’s Board of Directors in July 2004 and following stockholder approval, became effective upon the completion of the Company’s initial public offering. The 2004 Plan is administered by the Board of Directors or the Compensation Committee and provides for the issuance of stock options at prices not less than 85% (110% if the award is issued to a 10% stockholder) of the fair market value at the date of issue. The Board of Directors may amend or modify the 2004 Plan at any time, with stockholder approval, as required.

Under the 2004 Plan, no participant may receive option grants, restricted shares, stock units, or stock appreciation rights for more than 180,000 shares total in any calendar year, or for more than 720,000 shares total in the first year of service. The number of shares reserved for issuance under the 2004 Plan is automatically increased on the first day of each fiscal year during the term of the plan, beginning January 1, 2006, by the lesser of 1,100,000 shares, 4% of the Company’s outstanding common stock on the last day of the immediately preceding fiscal year or a number of shares determined by the Board of Directors. As of December 31, 2006, approximately 2,759,000 options were reserved under the 2004 Plan, of which approximately 736,000 options were available for future grant by the Board of Directors at December 31, 2006. On January 1, 2007, an additional 939,146 shares were added to the pool of available shares reserved under the 2004 Plan.

In addition, all shares available for issuance under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”) that ceased to be available for future grant under that plan upon completion of the Company’s initial public offering instead became available for issuance under the 2004 Plan. This includes shares subject to outstanding options under our 1998 Plan that expire, terminate or are cancelled before being exercised and unvested shares that are forfeited pursuant to that plan. The 2004 Plan provides for the grant of nonstatutory and incentive stock options to employees, officers, directors and consultants of the Company. Options granted generally vest 25% after one year of service and ratably over 36 months thereafter and have a maximum life of 10 years. RSUs generally vest in three equal annual installments. As of the Record Date, 169,482 shares have been issued on the exercise of options granted, and 1,559,440 shares were subject to options granted under the 2004 Plan and RSUs for 195,157 have been issued under the 2004 Plan.

1998 Stock Incentive Plan

The 1998 Plan was adopted by the Company’s Board of Directors and stockholders in August 1998. The 1998 Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees (including officers and employee directors) and the granting of non-qualified stock options to employees, officers, directors (including non-employee directors) and consultants. The 1998 Plan has been administered by our Board of Directors and our Compensation Committee. The Board of Directors may amend or modify the 1998 Plan at any time, with stockholder approval, as required.

The 1998 Plan provides that the directors, officers and key employees will be able to purchase the lesser of 25% of the shares subject to their option grant or the number of shares subject to their option grant that are unvested, upon certain changes in control or upon termination without cause within six months after a change in control. Changes in control include any of the following; the merger, consolidation, or other reorganization or the sale of all or substantially all of our assets.

Salary and Bonus in Proportion to Total Compensation

See “Compensation Discussion and Analysis” for the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of December 31, 2006.

	Option Awards(1)				Stock Awards(2)
	Number of					Market Value
	Securities	Number of			Number of	of Shares or
	Underlying	Securities	Option		Shares or	Units of Stock
	Unexercised	Underlying	Exercise	Option	Units of Stock	That Have
	Options (#)	Options (#)	Price	Expiration	That Have Not	Not Vested
Name	Exercisable	Un-Exercisable	($)	Date	Vested (#)	($)(3)

Lance Rosenzweig	23,951	14,827	$0.41	1/29/2014
	32,813	79,687	7.23	10/19/2015
	—	90,000	18.35	10/24/2016	43,334	$912,180
Caroline Rook	11,406	—	0.41	7/9/2012
	9,124	9,124	0.41	12/8/2013
	12,715	31,875	7.23	10/19/2015
	—	35,000	18.35	10/24/2016	15,834	333,305
Rainerio Borja	18,248	—	5.15	11/1/2010
	3,650	—	5.15	12/3/2010
	6,844	—	0.41	7/9/2012
	22,810	13,687	0.41	12/8/2013
	13,125	31,875	7.23	10/19/2015
	—	35,000	18.35	10/24/2016	15,834	333,305
Timothy Miller	497	153	0.41	4/22/2013
	3,475	1,824	0.41	12/8/2013
	4,018	2,281	6.85	3/10/2014
	8,750	21,250	7.23	10/19/2015
	3,833	4,167	10.80	2/22/2015
	—	22,000	18.35	10/24/2016	9,472	199,385
George Hines	15,000	45,000	8.56	12/28/2015
	—	18,000	18.35	10/24/2016	10,434	219,636

(1)	The options will vest and become exercisable as to 25% of the shares on the first anniversary of the grant date, and thereafter monthly in 36 equal installments based on continued service.

(2)	The RSUs vest annually in three equal installments based on continued service, with the first one-third vesting on the first anniversary of the grant date, and annually thereafter in equal installments over two years.

(3)	Calculated based upon the closing market price of our common stock on December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the Named Executive Officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(1)	($)

Lance Rosenzweig	—	$—	4,166	$78,279
Caroline Rook	—	—	1,666	31,304
Rainerio Borja	—	—	1,666	31,304
Timothy Miller	6,000	61,938	1,111	20,876
George Hines	—	—	2,216	46,514

(1)	Net of shares withheld for taxes.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to shares of Common Stock that may be issued under our equity compensation plans as of December 31, 2006.

Number of
Securities
Remaining Available
	Number of			for Future Issuance
	Securities to be			Under Equity
	Issued Upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
	Options, Warrants		Options, Warrants	Reflected in Column
	and Rights		and Rights	(a))
Plan Category	(a)		(b)	(c)

Equity Compensation Plans Approved by Security Holders	2,108,825	(1)	$8.84	736,679

Equity Compensation Plans Not Approved by Security Holders	None		None	None

Total	2,108,825		$8.84	736,679

(1)	Shares issuable pursuant to outstanding options under both the 1998 Plan and the 2004 Plan as of December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year ended balances in those plans is omitted because the Company has no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.

POTENTIAL PAYMENTS AND EQUITY VESTING UPON TERMINATION
OR CHANGE IN CONTROL

The potential payments and treatment of equity awards upon termination or change in control for the Named Executive Officers are discussed below. Only Ms. Rook, our Chief Financial Officer has an employment agreement with the Company, which provides for a severance payment if she is terminated without cause within six months of a change in control.

Voluntary Termination

The 2004 Plan and form of option agreement generally provides that if the executive’s service is terminated for any reason except death or “Total and Permanent Disability” (as defined below), then the option will expire at the earlier of the expiration date of the options or three months after the termination date. The Company has discretion to determine when the executive’s service terminates for all purposes of the 2004 Plan.

The 1998 Plan and form of option agreement generally provide that upon the termination of the executive’s service for any reason, excluding death or disability, the option will expire 30 days after the termination date.

Payment Upon Termination With Cause

As provided above, under the 2004 Plan, any options granted will expire at the earlier of the expiration date of the options or 90 days after the termination date.

The 1998 Plan and form of option agreement generally provide that upon the termination of the executive’s service for Cause (as defined in the option agreement), the option will immediately expire.

Payment Upon Termination Without Cause

As provided above, under the 2004 Plan, any options granted will expire at the earlier of the expiration date of the options or 90 days after the termination date.

As provided above, under the 1998 Plan, the option will expire 30 days after the termination date.

Payment Upon Termination Due to Death or Disability

The 2004 Plan and form of option agreement generally provides that if the executive dies or has Total or Permanent Disability (as defined below), the option will expire at the earlier of the expiration date or 12 months after the termination date. If the executive dies, the options are exercisable by the executive’s estate or heirs. As used in the 2004 Plan “Total or Permanent Disability” means that the executive is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of 12 months or more.

The 1998 Plan and form of option agreement generally provides that if the executive dies or has a disability (as defined below), the option will expire six months after the date of death or termination date, as applicable. If the executive dies, the option is exercisable by the executive’s estate or heirs. As used in the 1998 Plan “Total or Permanent Disability” means that the executive is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment

Payment Upon a Change in Control

We have an agreement with Ms. Rook, our Chief Financial Officer, under which Ms. Rook is entitled to receive severance payments equal to six months’ base salary, payable in accordance with our standard payroll practices, in the event we undergo a change in control and Ms. Rook’s employment is terminated without cause within six months of the change in control.

As used in Ms. Rook’s employment agreement, “change in control” means the merger, consolidation or other reorganization, with or into, or the sale of all or substantially all of the Company’s assets to entities that are not subsidiaries unless (i) as a result of the combination, at least 50% of the outstanding securities entitled to vote for the election of directors of the successor entity will be owned in substantially the same proportions by the stockholders of the Company before the combination, (ii) no person owns more than 20% of the outstanding shares of the combined voting power of the successor entity, except to the extent that such ownership existed prior to the combination and (iii) at least 50% of the directors of the resulting entity were directors at the time of execution of the merger agreement of the action of the Board approving the combination.

As used in Ms. Rook’s employment agreement, “cause” means (i) the conviction of a felony involving moral turpitude; (ii) commission of any act of criminal fraud, misappropriation of funds or embezzlement in connection with her employment by the Company or a subsidiary; or (iii) breach of any material provision of any material provision of any employment agreement between her and the Company or a subsidiary.

In April 2006, the Compensation Committee determined to provide all senior executives, including all Named Executive Officers, and all non-employee members of the Board of Directors with full acceleration of vesting upon an acquisition or similar change in control of the Company. All options and RSUs held by the Named Executive Officers were amended to provide for such acceleration. A “change of control” means an acquisition of all or substantially all of the Company’s assets or the acquisition of stock by merger, tender offer or otherwise in an acquisition transaction in which the Company’s stockholders prior to the transaction own less than 50% of the Company’s outstanding voting stock after the transaction.

The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer’s employment was terminated on December 31, 2006, and assuming that the change in control occurred at December 31, 2006.

These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Termination and Change in Control Benefits

	Termination	Change in
	Without Cause	Control	Death	Disability
Name	(1)	(2)(3)	(4)	(5)

Lance Rosenzweig	$—	$645,543	$250,000	$2,760,000
Caroline Rook	107,500	359,145	250,000	2,280,000
Rainerio Borja	—	259,432	—	—
Timothy Miller	—	166,167	250,000	3,600,000
George Hines	—	225,033	250,000	3,960,000

(1)	Represents six months’ base salary if Ms. Rook were terminated without cause within six months of the change in control, which is also reflected in the change in control column.

(2)	Excludes the value of vested stock options as of December 31, 2006, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2006. The value of vested stock options as of December 31, 2006 is as follows: Mr. Rosenzweig $947,824 (56,764 shares); Ms. Rook $605,116 (33,655 shares); Mr. Borja $1,141,588 (64,675 shares); Mr. Miller $299,245 (20,573 shares) and Mr. Hines $187,350 (15,000 shares).

(3)	This amount represents the value of the accelerated vesting of all shares for Mr. Rosenzweig, all shares for Ms. Rook, all shares for Mr. Borja, all shares for Mr. Miller, and all shares for Mr. Hines, assuming a change in control occurs on December 31, 2006. These awards would become vested and the number shown represents the IRS value under Section 4999 of the Code due to the accelerated vesting of these awards. Ms. Rook’s Change in Control value includes six months of her base salary.

(4)	Represents the estimated present value of the proceeds payable to the executive’s beneficiaries upon death.

(5)	Represents the estimated lump sum present value of all future payments which the executive would be entitled to receive under the Company’s disability program.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Edell (Chairman), Berger and Bradford. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on April 30, 2007, by the members of the Compensation Committee of the Board:

Michael Edell (Chairman)
Adam Berger
Frank Perna

Compensation of Directors

All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. In 2006, our outside directors received an annual cash fee of $30,000. In addition, in 2006, the chair of our Audit Committee received $10,000, the chairs of our Compensation Committee and Nominating and Corporate Governance Committee each received $5,000, and the non-chair members of our audit, compensation and nominating committees each received $2,500. For 2007, our non-employee, or outside, directors are entitled to receive an annual cash fee of $30,000. In addition, the chair of our Audit Committee will receive $15,000, the chairs of our Compensation Committee and Nominating and Corporate Governance Committee will each receive $6,250, non-chair members of our Audit Committee will each receive $8,750, non-chair members of our Compensation Committee will each receive $3,750 and non-chair members of our Nominating and Corporate Governance Committee will each receive $2,750. All cash payments to directors are made quarterly in arrears. The change in cash compensation for our outside directors in 2007 from 2006 levels was approved by our Board of Directors in March 2007 pursuant to the recommendation of our Compensation Committee after consultation with an independent third-party compensation consulting firm, Compensia. The total aggregate cash increase for all directors combined from 2006 to 2007 was $19,000. The revisions to Board compensation were designed to place their cash compensation generally within median compensation levels for peer group companies, and to balance this with new equity compensation packages that are generally in the second quartile of peer group companies. The new compensation packages are also designed to compensate the non-employee directors for their increased responsibilities and duties in serving on the Board of a growing public company.

In addition to cash compensation, our non-employee directors receive stock options and restricted stock units (“RSUs”). Our non-employee directors who joined the Board prior to December 2005 (Messrs. Berger, Bradford, Edell, Ellis and Rose) each received an initial option to purchase 20,000 shares of our common stock. Mr. Perna, who joined our Board in December 2005 following a change in director compensation, received an initial grant of options to purchase 15,000 shares of our common stock and 1,650 RSUs. The initial option grants to non-employee directors vest quarterly in equal installments over three years and the RSUs vest annually in equal installments over three years, with continued Board service. In addition to their initial grant, following each Annual Meeting, each non-employee director who continues to serve on our Board receives an annual grant of options and RSUs. For their service in 2006, each non-employee director received the equity grants in the table below. In 2007, each non-employee director who is serving on our Board of Directors immediately following our Annual Meeting will receive an option to purchase 5,800 shares of our common stock and 1,000 RSUs. Annual option grants to non-employee directors vest quarterly over one year and RSUs vest annually at the of the year. All stock options are granted with an exercise price equal to the closing price of our common stock as reported on NASDAQ on the grant date. RSUs do not have an exercise price, but rather entitle the holder to receive shares of common stock as the RSU vests.

The following table sets for the compensation paid to our non-employee directors for their service in fiscal 2006.

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(1)	($)(2)

Adam Berger	$34,500	$4,965	$17,919	$57,384
C. Larry Bradford	40,000	4,965	17,919	62,884
Michael Edell	40,000	4,965	17,919	62,884
George Ellis	40,000	4,965	17,919	62,884
Frank Perna	32,500	3,152	11,350	47,002
Joe Rose	32,000	7,911	28,561	68,472

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with the SFAS 123(R). See Note 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)	All cash payments to directors are made quarterly in arrears.

Certain Relationships and Related Party Transactions

The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a “related party transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:

•	the Audit Committee shall review any proposed agreement or arrangement relating to a related party transaction or series of related party transactions, and any proposed amendment to any such agreement or arrangement;

•	the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•	before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•	the Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related party transactions required to be disclosed by the rules promulgated by the SEC in the manner so required.

Proposal 2:
Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Your Board has endorsed this appointment. BDO has audited our consolidated financial statements since 2002. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us by BDO for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees

Audit Fees(1)	$920,665	$499,327
Audit-Related Fees	131,246	—
Tax Fees(2)	—	—
All Other Fees(3)	—	—
Total Fees	$1,051,911	$499,327

(1)	Audit fees consist of aggregate fees billed for professional services rendered in each of the last two fiscal years for the audit of our annual financial statements, the review of quarterly financial statements, statutory audits of our foreign operations, review of our effort to comply with the Sarbanes-Oxley Act Section 404 requirements regarding internal control over financial reporting, accounting consultations and other attestation services. The increase in fees is primarily related to the growth of the company. In 2006, we acquired Rapidtext, adding US-based operations, expanded into Costa Rica and increased revenue 77% compared to 2005.

(2)	Professional services for income tax return preparation, tax advice and tax planning.

(3)	Not included in any other category.

Audit Committee Pre-Approval Policies and Procedures

It is PeopleSupport’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee administers the Company’s engagement of BDO and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

BDO has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of BDO.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Required Vote

Ratification of the appointment of BDO requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm, but will not be required to select a different independent registered public accounting firm.

Your Board of Directors recommends a vote FOR ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2007.

Stockholder Proposals for the 2008 Annual Meeting

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2008 Annual Meeting is expected to be held on or about May 30, 2008.

Our Bylaws, in accordance with SEC rules, provide that any stockholder proposal to be included in the proxy statement for the Company’s 2008 Annual Meeting must be received by the Secretary of the Company at the Company’s office at 1100 Glendon Ave., Suite 1250, Los Angeles, California 90024 by December 30, 2007, but not earlier than November 30, 2007, in a form that complies with our Bylaws. However, in the event that the Annual Meeting has been changed to be more than 30 calendar days before or 60 calendar days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be received no later than the earlier of the close of business on the 10th day following the day on which notice of the date of the scheduled Annual Meeting was mailed or public disclosure of the meeting date was made. Upon any determination that the date of the

2008 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2007 Annual Meeting, the Company will inform stockholders of such change.

SEC rules also grant the Company discretionary proxy authority regarding stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement according to the Bylaws. In the event a stockholder proposal is not submitted to the Company prior to March 16, 2008, the proxies solicited by the Board of Directors for the 2008 Annual Meeting will confer authority on the Proxyholders to vote the shares in accordance with the recommendations of the Board of Directors if such proposal is presented at the 2008 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting.

Stockholders may nominate an individual to stand for election to the Board of Directors at our Annual Meeting by following the procedures set forth in this paragraph. Stockholders who wish to nominate a candidate for the 2008 Annual Meeting must meet the notice requirements found in the “Directors Nomination” section of this Proxy Statement. The requesting stockholder must also provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Nominating and Corporate Governance Committee to evaluate the proposed candidate in light of the criteria described under the caption “Director Nominations.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting shareholder is eligible to vote at the 2008 Annual Meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required.

Other Matters

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

Los Angeles, California
April 30, 2007

PeopleSupport’s 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable photocopying charge per page to any requesting stockholder. Stockholders may make such request in writing to PeopleSupport, Inc. at 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024, Attention: Secretary. The request must include a representation by the stockholder that as of April 18, 2007, the stockholder was entitled to vote at the Annual Meeting.

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PeopleSupport, Inc.
c/o U.S. Stock Transfer Corporation
P.O. Box 27032
Glendale, CA 91225-9924

Dear Stockholder:

PeopleSupport encourages you to vote. Please send us your vote as soon as possible. Stockholders can also vote at the Annual Meeting on May 30, 2007.

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.peoplesupport.com.

Consolidated Mailing of Proxy Materials and Elimination of Duplicates

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same last name and address as other shareholders of PeopleSupport and would like to receive a separate copy of current or future proxy statements and annual reports, please send a written request to PeopleSupport, Inc., Attn: PeopleSupport Shareholder Services, 1100 Glendon Ave., Suite 1250, Los Angeles, CA 90024. If you share the same last name and address as multiple shareholders and you would like PeopleSupport to send only one copy of future proxy statements, annual reports and other materials, please contact us at the above address.

Your vote is important. Thank you for voting.

▼   DETACH PROXY CARD HERE   ▼

The Board of Directors recommends a vote “FOR” the following actions.

1. Election of Class III Directors

☐	FOR all nominees	☐	WITHHOLD for all nominees	☐	WITHHOLD for the following only: (write the name of the nominee in the space below)

2. Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2007.

☐	FOR	☐	AGAINST	☐	WITHHOLD

ALL PROPOSALS TO BE ACTED UPON ARE PROPOSALS OF THE BOARD. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE MEETING TO ANOTHER TIME OR PLACE IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RECOMMENDATIONS OF THE BOARD, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD.
Unless “AGAINST” or “WITHHOLD” is indicated, the Proxy will be voted “FOR” proposals 1 and 2.
						Mark box at right if you plan to attend the Annual Meeting	☐

						Mark box at right if an address change	☐

The undersigned hereby ratifies and confirms all that said attorneys and Proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

						SIGNATURE 1	DATE

						SIGNATURE 2 (JOINT OWNER)	DATE

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

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